Exhibit 99.1
October 17, 2016

Fellow shareholders,

In Q3, quarterly global streaming revenue exceeded $2 billion for the first time (up 36% year over year), helped by our strong content slate including Stranger Things and the second season of Narcos. On a constant currency basis, this represents 39% year-over-year revenue growth, a 400 basis point acceleration from the last two quarters. Our summary results and forecast are below:

(in millions except per share data and Streaming Content Obligations)	Q3 '15	Q4 '15	Q1 '16	Q2 '16	Q3 '16	Q4 '16 Forecast
Total Streaming:
Revenue	$1,581	$1,672	$1,813	$1,966	$2,158	$2,344
Contribution Profit	$277	$270	$309	$345	$407	$440
Contribution Margin	17.5%	16.2%	17.0%	17.6%	18.8%	18.8%
Paid Memberships	66.02	70.84	77.71	79.90	83.28	87.78
Total Memberships	69.17	74.76	81.50	83.18	86.74	91.94
Net Additions	3.62	5.59	6.74	1.68	3.57	5.20

US Streaming:
Revenue	$1,064	$1,106	$1,161	$1,208	$1,304	$1,397
Contribution Profit	$344	$379	$413	$414	$475	$515
Contribution Margin	32.4%	34.3%	35.5%	34.3%	36.4%	36.9%
Paid Memberships	42.07	43.40	45.71	46.00	46.48	47.63
Total Memberships	43.18	44.74	46.97	47.13	47.50	48.95
Net Additions	0.88	1.56	2.23	0.16	0.37	1.45

International Streaming:
Revenue	$517	$566	$652	$758	$853	$947
Contribution Profit (Loss)	$(68)	$(109)	$(104)	$(69)	$(69)	$(75)
Contribution Margin	-13.1%	-19.2%	-16.0%	-9.1%	-8.0%	-7.9%
Paid Memberships	23.95	27.44	31.99	33.89	36.80	40.15
Total Memberships	25.99	30.02	34.53	36.05	39.25	43.00
Net Additions	2.74	4.04	4.51	1.52	3.20	3.75

Total (including DVD):
Operating Income	$74	$60	$49	$70	$106	$125
Operating Margin	4.2%	3.3%	2.5%	3.3%	4.6%	5.1%
Net Income*	$29	$43	$28	$41	$52	$56
EPS*	$0.07	$0.10	$0.06	$0.09	$0.12	$0.13

Net cash provided by (used in) operating activities	$(196)	$(245)	$(229)	$(226)	$(462)
Free Cash Flow	$(252)	$(276)	$(261)	$(254)	$(506)
EBITDA	$123	$111	$107	$129	$164
Shares (FD)*	437.6	438.3	438.0	438.2	438.4
Streaming Content Obligations** ($B)	10.4	10.9	12.3	13.2	14.4
* Q4'15 Net income/EPS includes a $13m / $0.03 benefit from a tax accrual release related to resolution of tax audits.
**Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K.

1

Q3 Results and Q4 Forecast
Global streaming revenue totaled $2.2 billion, of which 40% was generated abroad. Operating income amounted to $106 million (compared with our $64 million estimate) while net income was $52 million (vs. forecast of $22 million).
In Q3, we added 0.4 million members in the US vs. our forecast of 0.3 million and 3.2 million members internationally vs. our forecast of 2.0 million. Our over-performance against forecast (86.7m total streaming members vs. forecast of 85.5m) was driven primarily by stronger than expected acquisition due to excitement around Netflix original content.
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report and we strive for accuracy. In Q3, we under forecasted member growth, while in Q2, it was the opposite. For the first nine months of 2016, we’ve added 12 million global members, the same as in the first nine months of 2015.
By the end of Q3’16, we had un-grandfathered 75% of the members that are being un-grandfathered this year and the impact has been consistent with our expectations. ASP grew over 10% year-over-year in both the US and international segments (excluding a $35 million F/X impact). With more revenue, we can reinvest to further improve Netflix to attract new members from around the world, while continuing to delight our existing customers.
Domestically, revenue rose 23% year over year, 480 basis points faster than Q2. US marketing expense rose as a percentage of revenue as we spent to build awareness for our expanding number of original titles. US contribution profit increased 38% year-over-year with contribution margin expanding to 36%, slightly ahead of our 35% forecast.
In the international segment, we exceeded our internal projection for net adds as the acquisition impact of our originals was greater than anticipated across many of our markets. F/X-neutral revenue rose 72% and international contribution loss was flat sequentially at $69 million as content costs came in under our forecast due partly to timing. We are investing in more content across multiple international markets in Q4 and, as a result, we project international contribution loss to grow moderately to $75 million.
In September, we localized Netflix in Poland and Turkey. We began accepting payment in local currency and added a local language user interface, subtitles and dubbing as well as some local content. We have seen nice gains in viewing and retention and we’ll undertake other localization efforts in the coming months and years.
For Q4, we forecast 5.2 million global net adds, with 1.45 million net adds in the US and 3.75 million new members internationally. Our expectation for a moderate year-over-year decline in net adds reflects the completion of un-grandfathering. We are pleased with the results thus far as we expect ASP to grow 12% from Q1’16 to Q4’16. Internationally, the initial demand from our launch in Spain, Portugal and Italy in Q4’15 will also affect our year-over-year net adds comparison.
We will face a tough international net adds comparison in Q1’17 because of the initial membership surge in Q1’16 tied to the launch of 130 additional territories.
As discussed, for the balance of 2016, we will continue to operate around break even, and then start generating material global profits in 2017 and beyond, by marching up operating margins steadily for many years.

2

Content
We kicked off Q3 with the release of Stranger Things on July 15 to both critical and audience acclaim1. This nostalgic, supernatural thriller proved to be the blockbuster of the summer2 and is the kind of broad appeal, cross demographic, and cross border sensation that we hope will distinguish Netflix original content. Stranger Things is also notable as it is produced and owned by Netflix, which provides us with more attractive economics and greater business and creative control. In August, we launched The Get Down3, a highly stylized drama set in 1970s New York City, detailing the origins of hip-hop. We look forward to releasing part two of season one next year.
Our hit series Narcos returned for season two in September to great success among critics and audiences alike4. Narcos had a positive impact on member acquisition across all of our markets, demonstrating the ability for our tentpole franchises to connect with audiences across the world. We closed the quarter with Marvel’s Luke Cage5, the latest installment in our Marvel series, which will continue with Iron Fist6 on March 17, 2017. We are also looking forward next year to The Defenders7, a team-up of the characters from our first four Marvel series.
We are now in the fourth year of our original content strategy and are pleased with our progress. In 2017, we intend to release over 1,000 hours of premium original programming, up from over 600 hours this year. The Internet allows us to reach audiences all over the world and, with a growing base of over 86 million members, there’s a large appetite for entertainment and a diversity of tastes to satisfy.
We are fortunate that our Internet-centric, on-demand, subscription-only business model allows us to support programs for both mass and niche audiences alike. Our personalization algorithms help us promote the right content to the right viewers. And since we are not shelf-space constrained nor reliant on advertising, we have the luxury to tell all kinds of stories in less traditional ways. The growth of Internet TV globally has ushered in a new golden age of content, with consumers everywhere enjoying unprecedented access to amazing amounts of high quality programming.
With an expanding content budget (approximately $6 billion in 2017 on a P&L basis), we judge the success of our portfolio of originals in several ways. For each series or film, we measure the impact on acquisition and member engagement which, in turn, is correlated with retention. To determine relative performance, we look at each title’s share of viewing compared with its share of our content budget. We also take into account qualitative factors such as earned media coverage and awards, which enhance our brand and our ability to attract talent for future projects. This year, we are thrilled to have won nine Emmys (out of 54 nominations) across six different shows.
This past quarter, we announced a global pact with 20th Century Fox Studios to license The People vs. O.J. Simpson: American Crime Story and Queen of the South and an agreement with The Walt Disney Co. to license Quantico and American Crime in the US and Canada. We are also increasingly ensuring early financing and sharing windows globally with original broadcasters for series like Star Trek: Discovery from CBS, The Alienist from Paramount TV and the just-launched ABC series Designated Survivor from eOne.

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1 http://www.imdb.com/title/tt4574334/?ref_=nv_sr_1
2 https://www.washingtonpost.com/news/arts-and-entertainment/wp/2016/08/18/in-a-dismal-movie-season-netflixs-stranger-things-is-our-great-summer-blockbuster/
3 https://www.rottentomatoes.com/tv/the_get_down/s01/
4 https://www.rottentomatoes.com/tv/narcos/s02/
5 https://www.rottentomatoes.com/tv/luke_cage/s01/
6 https://www.youtube.com/watch?v=0sEJeWB3RA8&feature=youtu.be
7 https://www.youtube.com/watch?v=wBZtM8q2Z1g&feature=youtu.be

3

Product and Partnerships
We continue to make progress with our MVPD partnerships. We are excited that the Netflix app will be available across Liberty Global’s footprint8 beginning in the Netherlands later this year and expanding to other countries in 2017. Partnerships like this and our integration on X1 with Comcast9 validate the strength of our content and that we are additive to the current offerings of MVPDs. By working together, MVPDs can sell richer Internet and TV packages, while consumers can more easily sign up for and access Netflix, thus allowing Netflix and our partners to better serve our shared customers.
China
The regulatory environment for foreign digital content services in China has become challenging. We now plan to license content to existing online service providers in China rather than operate our own service in China in the near term. We expect revenue from this licensing will be modest. We still have a long term desire to serve the Chinese people directly, and hope to launch our service in China eventually.
Competition
We face immense competition for consumer screen time. Despite video gaming getting better, video messaging and sharing improving, MVPD UI enhancements, YouTube growth, more SVOD services, and other screen time competitors, Netflix continues to win both time and affection. We presume that Amazon Prime Video will become as global as YouTube and Netflix this fall with the launch of the Jeremy Clarkson show. Our challenge is to continue to improve our service and content so that we better meet consumer desires. Total screen time is quite large and growing as technology and content improve globally.
Free Cash Flow and Capital Structure
In Q3, free cash flow was -$506 million vs. -$254 million in Q2’16 and -$252 million in the year ago quarter. The increase in our free cash flow deficit reflects the growth of original content, which we are increasingly producing and owning (rather than licensing). Self-produced shows like Stranger Things require more cash upfront as we incur spending during the creation of each show prior to its completion and release. In comparison, we generally pay on delivery for licensed originals like Orange is the New Black and we pay over the term of the agreement for licensed non-originals (eg, Scandal).
Over the long run, we believe self-producing is less expensive (including cost of capital) than licensing a series or film, as we work directly with the creative community and eliminate additional overhead and fees. In addition, we own the underlying intellectual property, providing us with global rights and more business and creative control. Combined with the success of our portfolio of originals and the positive impact on our member and revenue growth, we believe this is a wise investment that creates long term value. Consequently, we plan on investing more, which will continue to weigh on free cash flow. We expect Q4’16 FCF to be similar to Q3’16 FCF. Over time, we will be able to fund more of our investment in programming through the growth in operating profit and margin already underway.
Streaming content obligations at quarter end were $14.4 billion, up $1 billion sequentially. The increase reflects the addition of both new original and non-original content to our library as well as expanded rights for our new territories.

________________________________________
8 https://www.libertyglobal.com/pdf/press-release/2016-09-14-Liberty-Global-Lights-Up-TV-Screens-with-Global-Netflix-Partnership-FINAL.pdf
9 http://corporate.comcast.com/comcast-voices/netflix-on-comcast-beta

4

We finished the quarter with $1.3 billion in cash and equivalents. As we have often done over the past few years, we plan to raise additional debt in the coming weeks. With a debt to total capitalization ratio of about 5%, we remain underleveraged compared both to similar firms and to our view of an efficient capital structure. Our 2025 bonds continue to trade well.10

Reference
For quick reference, our eight most recent investor letters are: July 201611, April 201612, January, 201613, October 201514, July 201515, April 201516, January 201517 October 201418.

Conclusion
We have many fantastic titles to enjoy. For investors, though, we’d like to call out the The Crown19. If you appreciated Mad Men, House of Cards and Downton Abbey, we think you will find The Crown extraordinary. It debuts Nov. 4, three Fridays from now.
October 17th, 2016 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 2:00 p.m. Pacific Time at youtube.com/netflixir. The discussion will be moderated by Ben Swinburne, Morgan Stanley and and Scott Devitt, Stifel. Questions that investors would like to see asked should be sent to benjamin.swinburne@morganstanley.com or swdevitt@stifel.com.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 809-5360	310 734-2958

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10 http://finra-markets.morningstar.com/BondCenter/BondDetail.jsp?symbol=NFLX4335215&ticker=C647295
11 http://files.shareholder.com/downloads/NFLX/2457496703x0x900152/4D4F0167-4BE2-4DC1-ACC7-759F1561CD59/Q216LettertoShareholders_FINAL_w_Tables.pdf
12 http://files.shareholder.com/downloads/NFLX/1662264494x0x886428/5FB5A3DF-F23A-4BB1-AC37-583BAEF2A1EE/Q116LettertoShareholders_W_TABLES_.pdf
13 http://files.shareholder.com/downloads/NFLX/1481171463x0x870685/C6213FF9-5498-4084-A0FF-74363CEE35A1/Q4_15_Letter_to_Shareholders_-_COMBINED.pdf
14 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x854558/9B28F30F-BF2F-4C5D-AAFF-AA9AA8F4779D/FINAL_Q3_15_Letter_to_Shareholders_With_Tables_.pdf
15 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x839404/C3CE9EE2-C8F3-40A1-AC9A-FFE0AFA20B21/FINAL_Q2_15_Letter_to_Shareholders_With_Tables_.pdf
16 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x821407/DB785B50-90FE-44DA-9F5B-37DBF0DCD0E1/Q1_15_Earnings_Letter_final_tables.pdf
17 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x804108/043a3015-36ec-49b9-907c-27960f1a7e57/Q4_14_Letter_to_shareholders.pdf
18 http://files.shareholder.com/downloads/NFLX/3754169286x0x786677/6974d8e9-5cb3-4009-97b1-9d4a5953a6a5/Q3_14_Letter_to_shareholders.pdf
19 https://www.youtube.com/watch?v=JWtnJjn6ng0&feature=youtu.be

5

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of net income on a pro forma basis excluding the release of tax reserves, revenue and ASP growth on a constant currency basis, free cash flow and EBITDA. Management believes that the non-GAAP measure of net income on a pro forma basis excluding the release of tax reserves provides useful information as this measure excludes effects that are not indicative of our core operating results. Management believes that the non-GAAP financial measures of revenue and ASP growth on a constant currency basis are useful in assessing underlying business performance excluding the effect of foreign currency rate fluctuations. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, revenue, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding content investments; localization efforts; ASP; profitability in 2017 and beyond; content releases and programming hours; our content budget; MVPD partnerships; business plans for China; future capital raises and timing of such raises; domestic and international net additions, and total and paid subscribers; revenue; contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income and margin, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 28, 2016. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

6

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues	$2,290,188	$2,105,204	$1,738,355	$6,353,128	$4,956,178
Cost of revenues	1,532,844	1,473,098	1,173,958	4,375,482	3,342,111
Marketing	282,043	216,029	208,102	706,082	599,919
Technology and development	216,099	207,300	171,762	626,907	469,929
General and administrative	153,166	138,407	110,892	418,798	298,287
Operating income	106,036	70,370	73,641	225,859	245,932
Other income (expense):
Interest expense	(35,536)	(35,455)	(35,333)	(106,528)	(97,287)
Interest and other income (expense)	8,627	16,317	3,930	50,907	(27,491)
Income before income taxes	79,127	51,232	42,238	170,238	121,154
Provision for income taxes	27,610	10,477	12,806	50,308	41,691
Net income	$51,517	$40,755	$29,432	$119,930	$79,463
Earnings per share:
Basic	$0.12	$0.10	$0.07	$0.28	$0.19
Diluted	$0.12	$0.09	$0.07	$0.27	$0.18
Weighted-average common shares outstanding:
Basic	428,937	428,483	426,869	428,514	425,289
Diluted	438,389	438,154	437,606	438,180	435,849

7

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$969,158	$1,809,330
Short-term investments	374,098	501,385
Current content assets, net	3,632,399	2,905,998
Other current assets	218,238	215,127
Total current assets	5,193,893	5,431,840
Non-current content assets, net	6,677,674	4,312,817
Property and equipment, net	191,876	173,412
Other non-current assets	283,895	284,802
Total assets	$12,347,338	$10,202,871
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$3,497,214	$2,789,023
Accounts payable	285,753	253,491
Accrued expenses	201,232	140,389
Deferred revenue	427,206	346,721
Total current liabilities	4,411,405	3,529,624
Non-current content liabilities	2,975,189	2,026,360
Long-term debt	2,373,966	2,371,362
Other non-current liabilities	57,812	52,099
Total liabilities	9,818,372	7,979,445
Stockholders' equity:
Common stock	1,503,641	1,324,809
Accumulated other comprehensive loss	(36,530)	(43,308)
Retained earnings	1,061,855	941,925
Total stockholders' equity	2,528,966	2,223,426
Total liabilities and stockholders' equity	$12,347,338	$10,202,871

8

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net income	$51,517	$40,755	$29,432	$119,930	$79,463
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,442,080)	(1,791,766)	(1,304,466)	(6,550,445)	(4,221,326)
Change in streaming content liabilities	529,885	238,517	104,684	1,674,125	922,163
Amortization of streaming content assets	1,224,108	1,175,361	871,403	3,457,990	2,443,521
Amortization of DVD content assets	19,284	20,021	18,589	59,746	60,587
Depreciation and amortization of property, equipment and intangibles	14,410	14,131	16,047	43,339	46,795
Stock-based compensation expense	43,495	44,112	32,834	130,029	88,865
Excess tax benefits from stock-based compensation	(12,762)	(13,323)	(37,726)	(37,401)	(106,154)
Other non-cash items	9,682	9,040	10,866	31,479	23,854
Deferred taxes	14,338	(17,876)	(29,417)	(20,141)	(70,691)
Changes in operating assets and liabilities:
Other current assets	10,250	24,091	66,695	48,649	81,448
Accounts payable	27,810	8,795	6,762	16,707	2,584
Accrued expenses	28,957	2,099	10,883	72,288	88,429
Deferred revenue	30,230	22,753	27,985	80,485	55,153
Other non-current assets and liabilities	(11,065)	(3,003)	(20,540)	(43,604)	615
Net cash used in operating activities	(461,941)	(226,293)	(195,969)	(916,824)	(504,694)
Cash flows from investing activities:
Acquisition of DVD content assets	(17,249)	(17,924)	(14,467)	(58,380)	(57,159)
Purchases of property and equipment	(27,366)	(10,814)	(37,820)	(46,605)	(78,394)
Change in other assets	125	907	(3,760)	676	(4,174)
Purchases of short-term investments	(128,136)	(18,492)	(66,444)	(181,590)	(225,333)
Proceeds from sale of short-term investments	171,747	18,752	43,887	198,687	144,247
Proceeds from maturities of short-term investments	24,855	24,675	31,125	112,555	82,182
Net cash provided by (used in) investing activities	23,976	(2,896)	(47,479)	25,343	(138,631)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,819	4,232	35,089	11,587	69,809
Proceeds from issuance of debt	—	—	—	—	1,500,000
Issuance costs	—	—	—	—	(17,629)
Excess tax benefits from stock-based compensation	12,762	13,323	37,726	37,401	106,154
Other financing activities	58	57	(61)	170	(599)
Net cash provided by financing activities	16,639	17,612	72,754	49,158	1,657,735
Effect of exchange rate changes on cash and cash equivalents	(441)	(2,742)	(7,741)	2,151	(12,581)
Net (decrease) increase in cash and cash equivalents	(421,767)	(214,319)	(178,435)	(840,172)	1,001,829
Cash and cash equivalents, beginning of period	1,390,925	1,605,244	2,293,872	1,809,330	1,113,608
Cash and cash equivalents, end of period	$969,158	$1,390,925	$2,115,437	$969,158	$2,115,437

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(461,941)	$(226,293)	$(195,969)	$(916,824)	$(504,694)
Acquisition of DVD content assets	(17,249)	(17,924)	(14,467)	(58,380)	(57,159)
Purchases of property and equipment	(27,366)	(10,814)	(37,820)	(46,605)	(78,394)
Change in other assets	125	907	(3,760)	676	(4,174)
Non-GAAP free cash flow	$(506,431)	$(254,124)	$(252,016)	$(1,021,133)	$(644,421)

NOTE - Certain prior year amounts have been reclassified to conform to the current year presentation.

9

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Domestic Streaming
Total memberships at end of period	47,497	47,129	43,181	47,497	43,181
Paid memberships at end of period	46,479	46,004	42,068	46,479	42,068

Revenues	$1,304,333	$1,208,271	$1,063,961	$3,673,845	$3,074,406
Cost of revenues	720,658	707,106	644,914	2,094,310	1,840,134
Marketing	108,495	86,806	74,835	277,243	237,813
Contribution profit	475,180	414,359	344,212	1,302,292	996,459

International Streaming
Total memberships at end of period	39,246	36,048	25,987	39,246	25,987
Paid memberships at end of period	36,799	33,892	23,951	36,799	23,951

Revenues	$853,480	$758,201	$516,870	$2,263,429	$1,387,030
Cost of revenues	748,515	698,162	451,251	2,076,576	1,249,495
Marketing	173,548	129,223	133,267	428,839	362,106
Contribution profit (loss)	(68,583)	(69,184)	(67,648)	(241,986)	(224,571)

Domestic DVD
Total memberships at end of period	4,273	4,530	5,060	4,273	5,060
Paid memberships at end of period	4,194	4,435	4,971	4,194	4,971

Revenues	$132,375	$138,732	$157,524	$415,854	$494,742
Cost of revenues	63,671	67,830	77,793	204,596	252,482
Contribution profit	68,704	70,902	79,731	211,258	242,260

Consolidated

Revenues	$2,290,188	$2,105,204	$1,738,355	$6,353,128	$4,956,178
Cost of revenues	1,532,844	1,473,098	1,173,958	4,375,482	3,342,111
Marketing	282,043	216,029	208,102	706,082	599,919
Contribution profit	475,301	416,077	356,295	1,271,564	1,014,148
Other operating expenses	369,265	345,707	282,654	1,045,705	768,216
Operating income	106,036	70,370	73,641	225,859	245,932
Other income (expense)	(26,909)	(19,138)	(31,403)	(55,621)	(124,778)
Provision for income taxes	27,610	10,477	12,806	50,308	41,691
Net income	$51,517	$40,755	$29,432	$119,930	$79,463

10

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$29,432	$43,178	$27,658	$40,755	$51,517
Add:
Interest and other (income) expense	31,403	39,163	9,574	19,138	26,909
Provision (benefit) for income taxes	12,806	(22,447)	12,221	10,477	27,610
Depreciation and amortization of property, equipment and intangibles	16,047	15,488	14,798	14,131	14,410
Stock-based compensation expense	32,834	35,860	42,422	44,112	43,495
Adjusted EBITDA	$122,522	$111,242	$106,673	$128,613	$163,941

	As Reported	Currency Translation Adjustment	Adjusted revenue at 2015 rates	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended September 30, 2016:
Global streaming revenue	$2,157,813	$34,887	$2,192,700	36%	39%
International streaming revenue	853,480	34,887	888,367	65%	72%

Three Months Ended
December 31, 2015
Non-GAAP net income reconciliation:
GAAP net income	$43,178
Less: Release of tax accrual	(13,438)
Non-GAAP net income	$29,740
Non-GAAP earnings per share:
Basic	$0.07
Diluted	$0.07
Weighted-average common shares outstanding:
Basic	427,668
Diluted	438,257

11